Exhibit 2.2

THE SECURITIES ISSUABLE IN CONNECTION WITH THIS AGREEENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF SUCH SECURITIES, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES, AS APPLICABLE, MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED, OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.

PRE-FUNDED WARRANT PURCHASE PROGRAM

This Pre-Funded Warrant Purchase Program, effective May 1, 2024 (this “Agreement”), is entered into by and among Nuburu, Inc., a Delaware corporation (the “Company”), and the investors listed on Schedule I hereto (each an “Investor” and, collectively, the “Investors”).

AGREEMENT

In consideration of the representations, warranties, and conditions set forth below, the Company and the Investors agree as follows:

1.
Purchase and Sale of Securities

1.1
Securities Subject to Program. From time to time as agreed by the parties and subject to the terms hereof, the Company may offer to sell and the Investors may agree to purchase, pre-funded warrants (the “Purchased Warrants”) to purchase shares of common stock of the Company (the “Common Stock”) up to a maximum aggregate amount of $15,000,000.00 in Purchase Price paid to the Company. This Agreement provides the general terms of the sale program, but does not bind either the Company or the Investors to a particular sale transaction.

1.2
Purchase Price. The purchase price (the “Purchase Price”) for each issuance of Purchased Warrants (each a “Tranche”) will be as agreed from time to time by the parties, provided that the per share purchase price for Purchased Warrants will not be equal to less than 110% of the closing price per share of the Common Stock on the trading day immediately preceding the date of purchase.

1.3
Payment of Purchase Price. The sale and purchase of the Purchased Warrants (the “Closing”) will take place remotely as of the date of each Tranche, or at such time as the Company and the Investors may otherwise determine (the “Closing Date”). The Purchase Price for each Tranche shall be paid by the Investors to the Company by wire transfer of immediately available funds to an account designated by the Company, and the Purchased Warrants shall be issued immediately in electronic form.

1.4
Warrant Coverage. Each Purchased Warrant entitles the holder to purchase one share of the Common Stock at an exercise price equal to the Purchase Price multiplied by 150%. The Warrants are exercisable at any time up to five years from the date of issue.

1.5
Voluntary Debt Conversion. It is anticipated that the Investors may from time to time voluntarily convert all or a portion of the promissory notes issued by the Company and held by the Investors (each a “Debt Conversion”) during the term of this Agreement. For the avoidance of doubt, the Investors are not required to provide any additional consideration to the Company under this Agreement or otherwise in connection with the Investors’ voluntary Debt Conversion.

1.6
Discount Limitation. With respect to each Tranche and/or contemporaneous Debt Conversion, if any, the Investors may receive additional shares of Common Stock on the terms agreed by the parties; provided that such share consideration, regardless of form, shall not exceed in the aggregate, an amount equal to the equivalent of a 30% discount to the market price with respect to each Tranche and/or contemporaneous Debt Conversion, if any.

1.7
Ownership Limitation. Notwithstanding anything to the contrary contained in this Agreement, if at any time an Investor shall or would be issued shares of Common Stock pursuant to the Purchased Warrants, but such issuance would cause such Investor (together with its affiliates) to beneficially own a number of shares of Common Stock exceeding 4.99% of the number of shares of Common Stock outstanding on such date (including for such purpose the shares of Common Stock issuable upon such issuance) (the “Maximum Percentage”), then the Company shall not issue to such Investor shares of Common Stock which would exceed the Maximum Percentage. The ownership limitation is enforceable, unconditional and non-waivable and shall apply to all affiliates and assigns of Investor.

2.
Representations and Warranties of the Company

The Company represents and warrants to the Investors that:

2.1
Due Incorporation. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the state of Delaware.

2.2
Authority; Validity. The execution, delivery, and performance of this Agreement and any related agreements are within the Company's powers and have been duly authorized by all necessary corporate actions.

2.3
Enforceability. This Agreement constitutes a legal, valid, and binding obligation of the Company, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally.

2.4
Non-Contravention. The execution, delivery, and performance of this Agreement do not and will not violate any agreement to which the Company is a party or by which it is bound.

2.5
Subsidiaries. The Company’s subsidiaries are duly incorporated, validly existing, and in good standing under the laws of their respective jurisdictions.

2.6
No Violation or Default. The Company is not in violation of or in default under its certificate of incorporation, bylaws, or any material contract to which it is a party, other than violations that would not result in a material adverse effect on the Company.

2.7
Litigation and Compliance. There are no legal actions pending or threatened against the Company that would impair its ability to fulfill its obligations under this Agreement.

2.8
Intellectual Property. The Company owns or possesses sufficient legal rights to all intellectual property necessary for its business as now conducted and as proposed to be conducted.

2.9
Registration Rights. Upon receiving written notice from the Investor, or automatically through a piggyback registration when the Company files another registration statement, any shares of Common Stock issued or issuable under this Agreement by the Company to the Investor will be considered registrable securities (other than shares that may be sold without volume limitations under Rule 144). These shares must be registered on a Form S-1, or an equivalent registration statement, within a reasonable period of time.

2.10
Share Reservation. The Company will use its best efforts to authorize and reserve for issuance the number of Shares required for the Company to perform its obligations hereunder as soon as reasonably practicable. The Company shall also approve Irrevocable Transfer Agent Instructions (“ITAI”) that will allow Investor to increase its share reservation with the transfer agent without additional Company approval.

3.
Representations and Warranties of the Investors

The Investors represent and warrant to the Company that:

3.1
Accredited Investor Status. Each Investor is an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended.

3.2
Investment Intent. Each Investor is purchasing the securities solely for investment purposes and not with a view to or for sale in connection with any distribution thereof.

3.3
Investor Due Diligence. Each Investor has received all the information such Investor has requested from the Company and considers necessary or appropriate for deciding whether to acquire the Purchased Warrants. Each Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering and to obtain any additional information necessary to verify the accuracy of the information given such Investor. Each Investor has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risk of this investment.

4.
Conditions to Closing

4.1
Company's Conditions. The Company’s obligation to close each Tranche is subject to the satisfaction of the following conditions on or before the relevant Closing Date:

(i)
The representations and warranties of the Investors set forth in this Agreement shall be true and correct; and
(ii)
The Investors shall have delivered the Purchase Price as provided herein.

4.2
Investors’ Conditions. The Investors’ obligation to close each Tranche is subject to the satisfaction of the following conditions on or before the relevant Closing Date:

(i)
The representations and warranties of the Company set forth in this Agreement shall be true and correct; and
(ii)
The Company shall have delivered the Purchased Warrants as provided herein.

5.
Miscellaneous

5.1
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

5.2
Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

5.3
Amendments and Waivers. No amendment to this Agreement will be effective unless it is in writing and signed by both parties.

5.4
Jurisdiction. Any disputes arising under this Agreement shall be adjudicated in the appropriate courts of the State of Delaware.

5.5
Term. The term of this Agreement is until the earlier of the Company have received the maximum Purchase Price or twelve months from the date hereof.

The parties are signing this Agreement as of the date stated above.

COMPANY: NUBURU, INC.

By: /s/ Brian Knaley

Name: Brian Knaley

Title: Chief Executive Officer